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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Clear Channel Communications, Inc.:

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 of our report dated February 10, 2000, with respect to the consolidated statements of operations, stockholders' equity and cash flows of Hispanic Broadcasting Corporation (formerly Heftel Broadcasting Corporation) and Subsidiaries for the year ended December 31, 1999, which report is included in the December 31, 2001 Annual Report on Form 10-K of Clear Channel Communications, Inc. and to the reference to our firm under the heading "Experts" in the Registration Statement.

                                        /s/ KPMG LLP

Dallas, Texas
March 27, 2002